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                                  Exhibit 10.1

                            TECUMSEH PRODUCTS COMPANY
                           CHANGE IN CONTROL AGREEMENT

     This Change in Control Agreement dated as of _________, 2006 (the "Agreement") is entered into by and between Tecumseh Products Company, a Michigan corporation (the "Company"), and [__________], a resident of the State of ______________ (the "Executive").

     The Company and the Executive, intending to be legally bound hereby, agree that upon a Change in Control (as hereinafter defined) and upon a subsequent Separation From Service, the Company shall take the actions described in Sections 4 and 5 below:

SECTION 1. CHANGE IN CONTROL.

     As used in this Agreement, a "Change in Control" shall be deemed to have occurred if any of the following events takes place:

     (a) any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934 as amended (the "Act")), other than the Company or a subsidiary of the Company or an employee benefit plan sponsored by the Company or a subsidiary of the Company, the Herrick Foundation, or the Herrick family trusts, acquires beneficial ownership (as defined in Section 13(d) (directly or indirectly) of (i) 50 percent or more of the outstanding securities of the Company entitled to vote in the election of directors (or securities or rights convertible into or exchangeable for such securities) ("Stock") of the Company, or (ii) Stock having a total number of votes that may be cast and elect a majority of the directors of the Company;

     (b) members of the "Incumbent Board" (as defined below) cease for any reason to constitute a majority of the Board of Directors of the Company. For this purpose, the "Incumbent Board" shall consist of the individuals who, as of the date of this Agreement, constitute the entire Board of Directors of the Company and any new director whose election by the Board or nomination for election by the shareholders of the Company was approved by a vote of at least 2/3rds of the directors then still in office who either were directors on the date of this Agreement or whose election or nomination for election was previously so approved, but excluding for all purposes any director (i) designated or nominated by, or affiliated with, a person who has entered into an agreement with the Company to effect a transaction described in subsection (a) above, or (ii) who initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 under the Act) or other actual or threatened solicitation of proxies or contests by or on behalf of a person other than the Board (a "Proxy Contest"), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Context or
(iii) who was designated or renominated by any such person (or by any person designated or renominated by any such person);

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     (c) any (i) consolidation, merger, or other reorganization of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Stock are converted into cash, securities, or other property, other than a merger of the Company in which holders of Stock immediately prior to the merger have either the same proportionate ownership of voting common stock of the surviving corporation immediately after the merger as immediately before or have more than 50 percent of the ownership of voting common stock of the surviving corporation immediately after the merger, or (ii) sale, lease, exchange, or other transfer in one transaction or a series of related transactions of 50 percent or more of the assets of the Company; or

     (d) there shall occur a liquidation or dissolution of the Company.

SECTION 2. TERM OF AGREEMENT; TERMINATION.

     (a) Term. This Agreement shall commence on the date first set forth above and shall remain in effect for three (3) years (the "Initial Term"). At the end of the Initial Term, this Agreement shall thereafter be automatically renewed for successive three (3) year periods (each a "Renewal Term"), unless the Company shall have given Executive written notice of cancellation and termination at least one (1) year prior to the end of the Initial Term or the then in effect Renewal Term that the Agreement shall terminate at the end of such Initial Term or Renewal Term.

     (b) Termination.

          (1) This Agreement may be terminated, at any time, by mutual agreement of the parties.

          (2) This Agreement shall be terminated in accordance with the conditions described in Section 3 (c) of this Agreement.

          (3) Notwithstanding anything herein to the contrary, except as provided in Section 3 (a) hereof, this Agreement shall terminate and be of no further force or effect in the event that prior to a Change in Control of the Company, the Executive ceases to be an employee of the Company or any subsidiary of the Company.

SECTION 3. SEPARATION FROM SERVICE

     (a) Entitlement. The Executive shall be entitled to the payments and benefits provided under Section 5 below if the Executive has a Separation From Service (as determined under Code Section 409A(2)(A)(i)), with the Company or its Successor (if after a Change in Control) for the following reasons:


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          (1) Except as provided in subsection (b) below, the Company terminates the Executive's employment during the six-month period prior to a Change in Control or the one-year period following a Change in Control; or

          (2) During the one-year period following a Change in Control, the Executive terminates his or her employment after one or more of the following events occurs without the Executive's express written consent.

               (A) Executive's annual base salary and/or annual bonus is reduced or any other material compensation or benefits arrangement for the Executive is reduced, other than as a result of the operation of a plan or changes in a plan applicable to all participants (and such reduction is unrelated to Company or individual performance); or

               (B) the Executive's duties or responsibilities are negatively, and materially changed in a manner inconsistent with the Executive's position (including status, offices, titles, and reporting requirements) or authority;

               (C) the Company or its Successor requires the Executive's work location or residence to be relocated more than 25 miles from its location on the date a Change in Control occurs; or

               (D) the Company or its Successor fails to offer the Executive a comparable position after the Change in Control.

     (b) Separation From Service for Cause. Notwithstanding subsection (a) above, the Executive shall not be entitled to the payments and benefits provided under Section 5 below if the Executive Separates From Service with the Company for one or more of the following reasons: (i) the willful and continued failure of the Executive to perform substantially the Executive's duties owed to the Company or its affiliates after a written demand for substantial performance is delivered to the Executive specifically identifying the nature of such unacceptable performance, or (ii) the conviction of the Executive for a felony.

     (c) Separation From Service Due to Death or Disability. If the Executive Separates From Service by reason of the Executive's death or Disability, during either an Initial Term or a Renewal Term and prior to a Change in Control, this Agreement shall terminate automatically on the date of death or the date of determination by the Board that Disability of the Executive has occurred, as the case may be. Disability is defined as any medically determinable physical or mental impairment of any Executive: (i) who is unable to engage in any substantial gainful activity by reason of which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less


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than 3 months under an accident and health plan covering Employees of the
Company, provided that this definition shall be interpreted in accordance with Code Section 409A(a)(2)(A)(v) and regulations and other guidance thereunder. Notwithstanding (i) and (ii), an Executive shall be deemed to have a Disability when determined to be totally disabled by the Social Security Administration.

     (d) Notice of Termination. Any Separation From Service by the Company for cause or Disability, or by the Executive for a reason described in Section 3(a)(2) above, shall be communicated by a notice to the other party given in accordance with Section 9 below. The notice shall be in writing and shall (i) state the specific provision in the Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for Separation From Service under such provision, and (iii) specify the separation date (not more than 30 days after the giving of the notice).

SECTION 4. OBLIGATIONS OF THE COMPANY UPON A CHANGE IN CONTROL.

     Upon the occurrence of a Change in Control, all outstanding Management Incentive Plan (the "MIP") awards previously granted to the Executive shall become immediately vested and subject to payment in accordance with the MIP change in control terms, notwithstanding the change in control provisions defined in Section 1 herein, as soon as practicable after the Change in Control, but in no event later than thirty (30) days following the Change in Control.

SECTION 5. OBLIGATIONS OF THE COMPANY UPON SEPARATION FROM SERVICE FOLLOWING A CHANGE IN CONTROL.

     Upon the Executive's Separation From Service subsequent to a Change in Control, the Executive shall be entitled to receive, in addition to the payments and benefits provided in Section 4 above, payments and benefits from the Company as follows:

     (a) Separation From Service Due to a Qualifying Event. If the Executive Separates From Service with the Company as the result of an event described in
Section 3(a) above, the Executive shall be entitled to receive the following payments and benefits from the Company:

          (1) the Company shall pay the Executive in a single sum in cash, within five business days after his or her separation date, the aggregate of the following amounts:

               (A) the sum of the Executive's currently effective annual base salary through the separation date and any accrued vacation pay;


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               (B) an amount equal to the sum of the Executive's annual base salary plus an amount equal to the Executive's average bonus for the three
     (3) years immediately preceding the separation date;

Notwithstanding the foregoing provisions of this Section 5(a)(1), a distribution to a Specified Employee (as determined under Code Section 409A(a)(2)(B)(i)) shall be delayed until the first date of the seventh month following the date of Separation From Service (or until death, if earlier).

          (2) the Company shall continue, for a period of twelve (12) months from the separation date, (i) health insurance coverage for the Executive and the Executive's eligible family members and life insurance coverage for the Executive, in both cases at least equal to the coverage that would have been provided to such person(s) under the Company's health and life insurance plans if the Executive had not Separated From Service, and (ii) in the event that Executive dies or incurs a Disability during the aforementioned twelve (12) months from the separation date, the Company will continue to provide the health insurance coverage for the Executive's eligible family members for the balance of said twelve month period. In the event such health insurance coverage is deemed to be taxable under any provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall pay to the Executive or to the Executive's eligible family members, an amount equal to such tax obligation incurred in association with the health insurance coverage provided by the Company;

          (3) the Company shall, at its sole expense as incurred, reimburse the Executive up to $50,000 for expenses and costs related to outplacement services that are actually incurred by the Executive and directly related to a Separation from Service, the provider of which shall be selected by the Executive in his or her sole discretion, provided that such reimbursements are paid by December 31 of the second calendar year following the calendar year in which the separation occurs.

          (4) if permitted by the plan document and applicable law, the Executive shall receive credit for one additional year of full-time employment under a qualified deferred benefit pension plan of the Company in which the Executive participates, as though the Executive were still an employee of the Company and received compensation equal to the annual compensation received determined on the date immediately prior to the date of a Change in Control, but if not so permitted, then the Company shall pay the Executive a cash lump sum which is actuarially equivalent to such credit, reduced, however, by applicable withholding taxes; and

          (5) the Company shall pay or reimburse the Executive for legal fees and expenses incurred as a result of any dispute resolution process entered into by the Executive to enforce this Agreement.


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     (b) Separation From Service Due to Death or Disability. If the Executive
Separates From Service by reason of the Executive's death or Disability during either an Initial Term or a Renewal Term, this Agreement shall terminate without further obligations to the Executive or to the Executive's legal representatives under this Agreement other than for the timely payment of the Executive's currently effective annual base salary through the separation date, any accrued vacation pay, and any compensation that the Executive previously elected to defer.

     (c) Separation From Service For Cause or Without Good Reason. If the Executive voluntarily Separates From Service (other than for a reason described in Section 3(a)(2) above, or Separates From Service for a reason described in
Section 3(b) above, during either an Initial Term or a Renewal Term, this Agreement shall terminate without further obligations to the Executive under this Agreement other than for the timely payment to the Executive of his or her currently effective annual base salary through the separation date and of any compensation that the Executive previously elected to defer.

     (d) Possible Reduction in Payments and Benefits. Following any Change in Control, to the extent that any amount of pay or benefits provided to the Executive under this Agreement would cause the Executive to be subject to excise tax under Code sections 280G and 4999, and after taking into consideration all other amounts payable to the Executive under other Company plans, programs, policies, and arrangements, then the amount of pay and benefits provided under this Agreement shall be reduced (first by any pay, and then, to the extent necessary, by any benefits), to the extent necessary to avoid imposition of any such excise taxes. However, if it shall be determined that the Executive would not receive a net after-tax benefit (taking into account income, employment, and any excise taxes) resulting from application of the reduction, then no reduction shall be made with respect to pay or benefits due the Executive. All determinations of the amount of the reduction shall be made by tax counsel selected by the Company's independent auditors, and the cost of making such determination shall be borne entirely by the Company.

SECTION 6. CONFIDENTIALITY AND NONDISCLOSURE

     (a) Confidentiality and Nondisclosure Agreements. While this Agreement is in effect, and before and after a Change in Control, the Executive shall be subject to and abide by the terms of any confidentiality or nondisclosure agreement between the Executive and Company or any of its subsidiaries.

     (b) Nondisclosure. The Executive shall not (other than in the good faith performance of his or her services to the Company before Separation From Service) disclose or make known to anyone other than employees of the Company, or use for the benefit of himself or herself or any other person, firm, operation, or entity unrelated to the Company, any knowledge, information, or materials, whether tangible or intangible, belonging to the Company, about the products, services, trade secret, know-how, customers, business plans, or financial, marketing, pricing, compensation, and other


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proprietary matter relating to the Company. On or before the Executive's
Separation From Service with the Company, the Executive shall deliver to the Company any and all confidential information in his or her possession.

SECTION 7. SUCCESSORS.

     The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company ("Successsor"), by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession will be a breach of this Agreement and entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to had the Company terminated the Executive for any reason other than cause or incapacity on the succession date (and assuming a Change in Control had occurred prior to such succession date).

SECTION 8. NON-ASSIGNABILITY.

     This Agreement is personal in nature and neither of the parties shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations under it, except as provided in Section 7. Without limiting the foregoing, the Executive's right to receive payments under this Agreement shall not be assignable or transferable, whether by pledge, creation of a security interest, or otherwise, other than a transfer by his or her will or by the laws of descent or distribution, and, in the event of any attempted assignment or transfer by the Executive contrary to this Section, the Company shall have no liability to pay any amount so attempted to be assigned or transferred.

SECTION 9. NOTICES.

     For the purpose of this Agreement, notices and all other communications provided for shall be in writing and shall be deemed to have been given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     If to the Executive: [name]
                          [address]

     If to the Company:   Tecumseh Products Company
                          100 East Patterson Street
                          Tecumseh, Michigan 49286
                          Attention: General Counsel


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or to such other address as either party may have furnished to the other in writing. Notices of change of address shall be effective only upon receipt.

SECTION 10. GOVERNING LAW.

     The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Michigan without reference to principles of conflict of laws.

SECTION 11. SETTLEMENT OF DISPUTES; ARBITRATION.

     If there has been a Change in Control and any dispute arises between the Executive and the Company as to the validity, enforceability, and/or interpretation of any right or benefit afforded by this Agreement, at the Executive's option, such dispute shall be resolved by binding arbitration proceedings in accordance with the rules of the American Arbitration Association. The arbitrators shall presume that the rights and/or benefits afforded by this Agreement that are in dispute are valid and enforceable and that the Executive is entitled to such rights and/or benefits. The Company shall be precluded from asserting that such rights and/or benefits are not valid, binding, and enforceable and shall stipulate before such arbitrators that the Company is bound by all the provisions of this Agreement. The burden of overcoming by clear and convincing evidence the presumption that the Executive is entitled to such rights and/or benefits shall be on the Company. The arbitrators shall have discretion to award punitive damages to the Executive if it is found that the Company's actions or failures to act which led to the Executive's submitting a dispute to arbitration and/or the Company's actions or failures to act during the pendency of the arbitration proceeding make such an award appropriate in the circumstances. The results of any arbitration shall be conclusive on both parties and shall not be subject to judicial interference or review on any ground whatsoever, including without limitation any claim that the Company was wrongfully induced to enter into this Agreement to arbitrate such a dispute.

SECTION 12. AT-WILL EMPLOYMENT

     The Company and the Executive acknowledge that the Employee's employment is and shall continue to be at-will, within the meaning of applicable law.

SECTION 13. NO OTHER PAYMENTS OR BENEFITS

     The Company and the Executive acknowledge that in the event the Company becomes obligated to the Executive under Section 4 and/or 5 of this Agreement, the obligations of the Company under Section 4 and/or 5 shall be in lieu of and not in addition to any other payments or benefits that may be payable to Executive by the Company, subject to the Company's ongoing obligations to the Executive (and, where applicable, to


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the Executive's spouse or eligible family members) under any Company-sponsored pension, retirement and/or insurance plan(s) which provide for payments or coverage after the Executive's separation from Company service (subject, however, to the terms of such plan(s)).

SECTION 14. MISCELLANEOUS

     (a) This Agreement contains the entire understanding with the Executive with respect to its subject manner and supersedes any and all prior agreements or understandings, written or oral, relating to the subject matter. No provisions of this Agreement may be amended unless such amendment is agreed to in writing signed by the Executive and the Company.

     (b) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

     (c) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.

     (d) The Company may withhold from any benefits payable under this Agreement all Federal, state, local, or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

     (e) The captions of this Agreement are not part of its provisions and shall have no force or effect.

                      [THIS SPACE INTENTIONALLY LEFT BLANK]


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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above set forth.

                                        TECUMSEH PRODUCTS COMPANY


                                        By:
                                            ------------------------------------
                                        Its:
                                             -----------------------------------

                                        EXECUTIVE:

                                        ----------------------------------------
                                        [name]


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